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           [LETTERHEAD OF WADE, STABLES, SCHANBACHER & WALKER, P.C.]

December 15, 1998

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

We have read the statements made by Palmyra Saving and Building Association, FA made under the heading "Change in Accountants" contained in the prospectus that we understand will be a part of the Registration Statement on Form SB-2 to be filed with the Commission by PFSB Bancorp, Inc. We agree with the statements concerning our Firm included therein.

Sincerely,

/s/ Wade, Stables, Schanbacher & Walker, P.C.
Wade, Stables, Schanbacher & Walker, P.C.
Certified Public Accountants